UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Genesis Healthcare, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

37185X 106

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37185X 106

1.	Names of Reporting Persons Steven D. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 560,000(1)(2)
	6.	Shared Voting Power 4,912,863(1)(3)
	7.	Sole Dispositive Power 560,000(1)(2)
	8.	Shared Dispositive Power 5,202,863(1)(4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,762,863(1)(2)(4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.7%(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

This number includes shares held by (a) The Lebowitz Family Stock, LLC, a limited liability company of which Steven D. Lebowitz is the sole manager, and (b) Lebowitz RCT, L.P., a limited partnership whose general partner’s (Lebowitz RCT, Inc.) sole director is Steven D. Lebowitz.

(3)	This number includes shares held by the Lebowitz Family Trust – 1986, dated October 7, 1986, as amended (the “LF Trust”), a trust over which Steven D. Lebowitz serves as a co-trustee.
(4)	This number includes (a) shares held by the LF Trust, (b) shares held by A&A Lebowitz Family Trust (the “AA Trust”) and (c) shares held jointly by David Lebowitz and Amanda Lebowitz.
(5)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), of Genesis Healthcare, Inc. (the “Issuer”) outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Deborah P. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,912,863(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,912,863(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,912,863(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.9%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by the LF Trust, a trust over which Deborah P. Lebowitz serves as a co-trustee.
(3)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons David Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 125,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 125,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 125,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held jointly by David Lebowitz and Amanda Lebowitz.
(3)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Amanda Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 125,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 125,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 125,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held jointly by David Lebowitz and Amanda Lebowitz.
(3)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Andrew Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 165,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 165,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 165,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by the AA Trust, a trust over which Andrew Lebowitz serves as a co-trustee.
(3)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Ashley Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 165,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 165,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 165,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by the AA Trust, a trust over which Ashley Lebowitz serves as a co-trustee.
(3)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons The Lebowitz Family Stock, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 200,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 200,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(2)
12.	Type of Reporting Person (See Instructions) OO

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Lebowitz RCT, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 360,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 360,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 360,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 37185X 106

1.	Names of Reporting Persons Lebowitz RCT,Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 360,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 360,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 360,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 101,235,935 shares of Class A Common Stock of the Issuer outstanding as of November 11, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

Item 1.

(a)	Name of Issuer

Genesis Healthcare, Inc.

(b)	Address of Issuer’s Principal Executive Offices

101 East State Street

Kennett Square, Pennsylvania 19348

Item 2.

(a)	Name of Person Filing

Steven D. Lebowitz

Deborah P. Lebowitz

David Lebowitz

Amanda Lebowitz

Andrew Lebowitz

Ashley Lebowitz

The Lebowitz Family Stock, LLC

Lebowitz RCT, L.P.

Lebowitz RCT, Inc.

(b)	Address of Principal Business Office or, if none, Residence

1333 Second Street, Suite 650

Santa Monica, CA 90401

(c)	Citizenship

Steven D. Lebowitz – United States

Deborah P. Lebowitz – United States

David Lebowitz – United States

Amanda Lebowitz – United States

Andrew Lebowitz – United States

Ashley Lebowitz – United States

The Lebowitz Family Stock, LLC – Delaware

Lebowitz RCT, L.P. – California

Lebowitz RCT, Inc. – California

(d)	Title of Class of Securities

Class A Common Stock, par value $0.001 per share

(e)	CUSIP Number

37185X 106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J), please specify the type of institution:____________________________

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Steven D. Lebowitz: 5,762,863

Deborah P. Lebowitz: 4,912,863

David Lebowitz: 125,000

Amanda Lebowitz: 125,000

Andrew Lebowitz: 165,000

Ashley Lebowitz: 165,000

The Lebowitz Family Stock, LLC: 200,000

Lebowitz RCT, L.P.: 360,000

Lebowitz RCT, Inc.: 360,000

(b)	Percent of class:

Steven D. Lebowitz: 5.7%

Deborah P. Lebowitz: 4.9%

David Lebowitz: 0.1%

Amanda Lebowitz: 0.1%

Andrew Lebowitz: 0.2%

Ashley Lebowitz: 0.2%

The Lebowitz Family Stock, LLC: 0.2%

Lebowitz RCT, L.P.: 0.4%

Lebowitz RCT, Inc.: 0.4%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

Steven D. Lebowitz: 560,000

Deborah P. Lebowitz: 0

David Lebowitz: 0

Amanda Lebowitz: 0

Andrew Lebowitz: 0

Ashley Lebowitz: 0

The Lebowitz Family Stock, LLC: 0

Lebowitz RCT, L.P.: 0

Lebowitz RCT, Inc.: 0

(ii)	Shared power to vote or to direct the vote

Steven D. Lebowitz: 4,912,863

Deborah P. Lebowitz: 4,912,863

David Lebowitz: 125,000

Amanda Lebowitz: 125,000

Andrew Lebowitz: 165,000

Ashley Lebowitz: 165,000

The Lebowitz Family Stock, LLC: 200,000

Lebowitz RCT, L.P.: 360,000

Lebowitz RCT, Inc.: 360,000

(iii)	Sole power to dispose or to direct the disposition of

Steven D. Lebowitz: 560,000

Deborah P. Lebowitz: 0

David Lebowitz: 0

Amanda Lebowitz: 0

Andrew Lebowitz: 0

Ashley Lebowitz: 0

The Lebowitz Family Stock, LLC: 0

Lebowitz RCT, L.P.: 0

Lebowitz RCT, Inc.: 0

(iv)	Shared power to dispose or to direct the disposition of

Steven D. Lebowitz: 5,202,863

Deborah P. Lebowitz: 4,912,863

David Lebowitz: 125,000

Amanda Lebowitz: 125,000

Andrew Lebowitz: 165,000

Ashley Lebowitz: 165,000

The Lebowitz Family Stock, LLC: 200,000

Lebowitz RCT, L.P.: 360,000

Lebowitz RCT, Inc.: 360,000

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A

Item 8.	Identification and Classification of Members of the Group

See Exhibit B.

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Steven D. Lebowitz		David Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Deborah P. Lebowitz		Amanda Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

The Lebowitz Family Stock, LLC		Andrew Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Lebowitz RCT, L.P.		Ashley Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Lebowitz RCT, Inc.

By:	/s/ Andrew Collins
Andrew Collins, Attorney-In-Fact

Date: February 6, 2019

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit List

Exhibit A.    Joint Filing Agreement.

Exhibit B.    Item 8 Statement.

Exhibit C.    Power of Attorney.